Exhibit 99.1

NEWS RELEASE

One North Central Avenue, Phoenix, AZ 85004 (602) 366-8100

For Immediate Release

Contact:	Investors:	Stanton K. Rideout	(602)366-8589
	Media:	Peter J. Faur	(602)366-7993

Phelps Dodge Reports Record Fourth Quarter Net Income of $341.1 Million, or $3.40 Per Share
(Includes Net Special Charges of $23.1 Million, or 23 Cents Per Share);
Cash from Operating Activities of $614.1 Million

2004 Fourth Quarter Highlights

•	Fourth quarter net income was $341.1 million ($3.40 per share); fourth quarter 2003 net income was $125.3 million ($1.32 per share)

•	Fourth quarter net income included after-tax, net special charges of $23.1 million (23 cents per share); fourth quarter 2003 net income included after-tax, net special gains of $41.7 million (43 cents per share) (see Note 1 to Consolidated Financial Information for additional discussion)

•	Effective January 1, 2004, El Abra and Candelaria were fully consolidated as a result of adopting FASB Interpretation No. 46 (FIN 46); prior to that date they were reflected on a pro-rata basis (see Note 3)

•	The London Metal Exchange (LME) copper price averaged $1.403 per pound in the 2004 fourth quarter, compared with 93.4 cents in the corresponding 2003 period and $1.293 in the 2004 third quarter

•	The New York Commodity Exchange (COMEX) copper price averaged $1.407 per pound in the 2004 fourth quarter, compared with 93.5 cents in the corresponding 2003 period and $1.287 in the 2004 third quarter

•	The Metals Week Dealer Oxide molybdenum price averaged $25.92 per pound in the 2004 fourth quarter, compared with $6.35 in the corresponding 2003 period and $16.90 in the 2004 third quarter

•	Cash flow from operating activities was $614.1 million for the 2004 fourth quarter, compared with $225.3 million in the corresponding 2003 period and $432.5 million in the 2004 third quarter

•	In the 2004 fourth quarter, the company prepaid all of its long-term tax-exempt bonds (book values of $90 million and $81 million); in addition, El Abra repaid all of its senior debt obligations (book value of $316 million)

Consolidated Results (Unaudited)

			Year Ended
	Fourth Quarter		December 31,
(Dollars in millions except
per share amounts)	2004*	2003*	2004*	2003*
Sales and other operating revenues	$1,994.9	1,171.4	7,089.3	4,142.7
Operating income	$428.9	104.9	1,503.6	197.6
Minority interests	$(52.8)	(2.6)	(201.8)	(7.7)
Income before extraordinary item and cumulative effect of accounting change	$341.1	57.0	1,046.3	18.1
Net income	$341.1	125.3	1,046.3	94.8
Earnings per common share	$3.40	1.32	10.58	0.91
Cash flow from operating activities	$614.1	225.3	1,726.2	470.5
Capital outlays	$143.6	45.9	303.6	151.4
Total debt at period end	$1,096.9	1,959.0	1,096.9	1,959.0
Total debt-to-capital ratio	18.3%	38.5%	18.3%	38.5%
Cash at period end	$1,200.1	683.8	1,200.1	683.8

*	The quarter and year ended December 31, 2004, reflect full consolidation of El Abra and Candelaria; the quarter and year ended December 31, 2003, reflect El Abra and Candelaria on a pro-rata basis (51 percent and 80 percent, respectively).

Supplemental Data - Special Items and Provisions (Unaudited)

			Year Ended
	Fourth Quarter		December 31,
(Dollars in millions except
per share amounts)	2004	2003	2004	2003
Special Items and Provisions Impacting the Statement of Operations:
Operating income	$(61.1)	(28.4)	(67.5)	(38.0)
Total, after taxes and minority interests	$(23.1)	41.7	(50.4)	46.7
Per share	$(0.23)	0.43	(0.51)	0.52

The above table reflects the impact of what management believes are special items and provisions. We view special items as unpredictable and atypical of our operations in the period. We believe consistent identification, disclosure and discussion of such items, both favorable and unfavorable, provide additional information to assess the quality of our performance and our earnings or losses. In addition, management measures the performance of our reportable segments excluding special items. This supplemental data is not a substitute for any U.S. generally accepted accounting principles (GAAP) measure and should be evaluated within the context of our GAAP results. Our measure of special items may not be comparable to similarly titled measures reported by other companies. See Note 1 to Consolidated Financial Information for details of special Items.

Live audio Webcast on January 27 at 9:30 a.m. (EST); visit: www.phelpsdodge.com for more details

PHOENIX, January 27, 2005 - Phelps Dodge Corp. (NYSE: PD) today reported consolidated net income for the 2004 fourth quarter of $341.1 million, or $3.40 per share, and $1,046.3 million, or $10.58 per share, for the year 2004. Net income included after-tax, net special charges totaling $23.1 million, or 23 cents per share, in the 2004 fourth quarter and $50.4 million, or 51 cents per share, for the year 2004, which are summarized in Note 1. By comparison, the company reported net income of $125.3 million, or $1.32 per share, in the 2003 fourth quarter and $94.8 million, or 91 cents per share, for the year 2003. Net income included after-tax, net special gains of $41.7 million, or 43 cents per share, in the 2003 fourth quarter and $46.7 million, or 52 cents per share, for the year 2003, which are also summarized in Note 1.

J. Steven Whisler, chairman and chief executive officer, said: “Phelps Dodge continued its strong quarterly performances in the fourth quarter, and posted record annual net income of more than $1 billion for 2004. Our quarterly cash flow from operating activities of $614 million was especially strong. We continued to benefit from current prices of both copper and molybdenum, each of which reflects solid market fundamentals, as well as our relentless focus on reducing costs and operational excellence. Importantly, the market outlook for our major products remains quite positive.”

Sales

Consolidated sales were $1,994.9 million in the 2004 fourth quarter and $7,089.3 million for the year 2004, compared with $1,171.4 million and $4,142.7 million in the corresponding 2003 periods. The following table reflects the significant components of the change in revenues:

(Dollars in millions)		Year Ended
	Fourth Quarter	December 31,
	2004 vs. 2003	2004 vs. 2003
Higher copper realizations:
PD-produced sales	$266	1,002
Purchased sales	112	478

	378	1,480

Higher copper volumes:
PD-produced sales	35	37
Purchased sales	12	195

	47	232

Impact of fully consolidating El Abra and Candelaria (see Note 3)	74	273
Higher molybdenum realizations	208	521
Higher molybdenum volumes	22	79
Higher Wire and Cable sales	87	302
Higher Specialty Chemicals sales	10	30
Other, net	(2)	30

	$824	2,947

Phelps Dodge Operations:

Phelps Dodge Mining Co. (PDMC)

PDMC Results (Unaudited)

			Year Ended
	Fourth Quarter		December 31,
(Dollars in millions except unit prices)	2004*	2003*	2004*	2003*
Sales and other operating revenues	$1,554.1	827.9	5,443.4	2,828.6
Operating income before special items and provisions	$517.3	144.1	1,618.0	270.7
Special items and provisions in operating income	$(0.9)	—	(11.3)	(5.5)
Operating income	$516.4	144.1	1,606.7	265.2
Minority interests in consolidated subsidiaries	$(51.2)	(1.7)	(196.8)	(3.5)
Capital outlays	$118.2	30.4	233.7	83.3

LME copper price (per lb.)	$1.403	0.934	1.300	0.807
COMEX copper price (per lb.)	$1.407	0.935	1.290	0.811
Metals Week molybdenum (per lb.)	$25.92	6.35	16.41	5.32

Copper production (own mines, in thousand tons)	331.2	273.3	1,260.6	1,059.3
Copper sales (own mines, in thousand tons)	329.4	270.4	1,268.9	1,069.3
Molybdenum production (own mines, in million lbs.)	14.1	14.3	57.5	52.0
Molybdenum sales (own mines, in million lbs.)	16.5	14.4	63.1	54.2

*	The quarter and year ended December 31, 2004, reflect full consolidation of El Abra and Candelaria; the quarter and year ended December 31, 2003, reflect El Abra and Candelaria on a pro-rata basis (51 percent and 80 percent, respectively).

PDMC operating income of $516.4 million in the 2004 fourth quarter increased $372.3 million compared with the corresponding 2003 period primarily due to higher copper prices (approximately $276 million) including premiums and copper pricing adjustments, the impact of fully consolidating El Abra and Candelaria in accordance with FIN 46 (approximately $55 million) and higher primary molybdenum earnings (approximately $32 million) primarily due to higher prices.

Following is a table summarizing net copper pricing adjustments for the quarters and year ended December 31, 2004 and 2003:

			Year Ended
(Dollars in millions)	Fourth Quarter		December 31,
	2004	2003	2004	2003
Provisionally priced copper sales, including final settlements and Candelaria’s copper swap contracts (see Note 4)	$3.6	5.4	21.1	9.0
COMEX to LME arbitrage	1.4	0.3	(13.4)	2.7

	$5.0	5.7	7.7	11.7

Phelps Dodge Industries (PDI)

PDI Results (Unaudited)

			Year Ended
	Fourth Quarter		December 31,
(Dollars in millions)	2004	2003	2004	2003
Sales and other operating revenues:
Specialty Chemicals	$173.9	164.0	674.1	644.2
Wire and Cable	266.9	179.5	971.8	669.9

	$440.8	343.5	1,645.9	1,314.1

Operating income before special items and provisions:
Specialty Chemicals	$2.4	16.8	34.6	51.1
Wire and Cable	6.6	3.4	30.2	15.7

	$9.0	20.2	64.8	66.8

Special items and provisions in operating income (loss):
Specialty Chemicals	$(5.9)	0.5	(5.9)	3.7
Wire and Cable	(3.8)	(2.4)	(11.4)	(2.0)

	$(9.7)	(1.9)	(17.3)	1.7

Operating income (loss):
Specialty Chemicals	$(3.5)	17.3	28.7	54.8
Wire and Cable	2.8	1.0	18.8	13.7

	$(0.7)	18.3	47.5	68.5

Minority interests in consolidated subsidiaries	$(1.6)	(0.9)	(5.0)	(4.2)

Capital outlays	$22.4	13.4	56.2	41.0

PDI’s 2004 fourth quarter sales of $440.8 million were $97.3 million, or 28 percent, higher than sales in the 2003 fourth quarter. Specialty Chemicals 2004 fourth quarter sales increased $9.9 million, or 6 percent, compared with the 2003 fourth quarter primarily due to higher foreign currency translation gains (approximately $9 million). Wire and Cable 2004 fourth quarter sales increased $87.4 million, or 49 percent, compared with the 2003 fourth quarter primarily due to increased metal prices and higher sales volumes (approximately $66 million) for energy cables and building wire in international markets, higher magnet wire sales in North America (approximately $17 million) primarily due to higher copper prices, and increased sales of specialty conductors in North America due to higher metal prices and higher sales volumes (approximately $5 million). Higher metal prices impacting revenues generally reflect Wire and Cable’s higher purchase cost of such metals.

The $19.0 million decrease in operating income in the 2004 fourth quarter compared with the 2003 fourth quarter was attributable to a $20.8 million decrease in Specialty Chemicals operating income primarily due to higher expenses (approximately $16 million) mainly associated with operational restructuring activities that resulted in accelerated depreciation and higher employee-related costs (approximately $5 million), the impact of higher costs associated with stronger foreign currencies (approximately $3 million), higher repair and maintenance and utility costs (approximately $7 mil-

lion), and by a $6.4 million increase in pre-tax special charges primarily for an asset impairment at its El Dorado facility. This decrease was partially offset by a $1.8 million increase in Wire and Cable operating income due to improved margins and higher sales volumes for energy cables and building wire in the international markets (approximately $5 million); partially offset by lower magnet wire margins due to lower sales volumes in North America (approximately $2 million) and by a $1.4 million increase in pre-tax special charges associated with its restructuring programs.

Corporate Matters

Cash provided by operating activities was $614.1 million in the 2004 fourth quarter and $1,726.2 million for the year 2004, compared with $225.3 million and $470.5 million in the corresponding 2003 periods. The increase of $1,255.7 million for 2004 primarily reflected higher copper and molybdenum prices (approximately $835 million adjusted for increased accounts receivable), approximately $231 million due to the full consolidation of El Abra and Candelaria, and other net working capital changes (approximately $110 million).

The company’s total debt at December 31, 2004, was $1,096.9 million, compared with $1,634.7 million at September 30, 2004, and $1,959.0 million at December 31, 2003. The company’s ratio of debt to total capitalization was 18.3 percent at December 31, 2004, versus 26.6 percent at September 30, 2004, and 38.5 percent at December 31, 2003.

During 2004, the company completed a number of debt-related activities including:

•	the redemption in December 2004 of its 5.45 percent Greenlee County Pollution Control Bonds, which were due in 2009 (book value of $81 million);

•	the full repayment of all senior debt (book value of $368 million including a $52 million scheduled payment in the 2004 second quarter) in November 2004 at its 51-percent owned El Abra mine in Chile - El Abra financed a portion of the senior debt prepayment with short-term borrowings of $75 million with a maturity of one year, of which $18 million was repaid in 2004;

•	the redemption in October 2004 of its 6.50 percent Air Quality Control Obligations, which were due in 2013 (book value of $90 million);

•	the full repayment of all senior debt (book value of $166 million) in June 2004 at its 80-percent-owned Candelaria mine in Chile;

•	the issuance of $150 million of 30-year, 6.125 percent senior notes pursuant to its $750 million universal shelf registration statement, and use of the proceeds to redeem its 8.375 percent debentures due in 2023 (book value of $149 million);

•	the purchase of $305 million (book value) of long-term debt resulting from tender offers for its 6.625 percent notes due in 2005 and its 7.375 percent notes due in 2007; and

•	the redemption of its 7.25 percent Industrial Revenue Bonds and Pollution Control Bonds (Amax Nickel Refining Company, Inc.) Series 1979, which were due in 2009 (book value of $6 million).

Additionally, on January 20, 2005, the company repaid $85 million associated with its trade receivable securitization program. The program remains in place on an undrawn basis.

The company is exploring strategic alternatives for Phelps Dodge Industries which may include potential subsidiary sales, selective asset sales, restructurings, joint ventures and mergers, or, alternatively, retention and selective growth.

On December 3, 2004, Phelps Dodge paid a regular quarterly dividend of 25 cents per common share for the 2004 fourth quarter; the amount for the quarter was $23.9 million. On November 15, 2004, the company paid a regular quarterly dividend of $1.6875 per mandatory convertible preferred share; the amount for the quarter was $3.4 million. On December 1, 2004, Phelps Dodge declared a quarterly dividend of $1.6875 per mandatory convertible preferred share to be paid on February 15, 2005, to preferred shareholders of record at the close of business on January 3, 2005.

Webcast of Conference Call

The public is invited to listen to a live audio Webcast of the company’s fourth-quarter conference call with the financial community on Thursday, January 27, at 9:30 a.m. Eastern Standard Time. Management plans to discuss 2004 fourth-quarter and full-year 2004 results and provide its outlook for the 2005 first quarter. Information pertaining to the Webcast can be found at the company’s Web site at http://www.phelpsdodge.com.

Company Profile

Phelps Dodge Corp. is the world’s second-largest producer of copper, a world leader in the production of molybdenum, the largest producer of molybdenum-based chemicals and continuous-cast copper rod, and among the leading producers of magnet wire and carbon black. The company and its two divisions, Phelps Dodge Mining Co. and Phelps Dodge Industries, employ more than 14,000 people worldwide.

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These factors are listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the company’s most recently filed annual report on Form 10-K for the fiscal year ended December 31, 2003, and the quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2004.

###

PHELPS DODGE CORPORATION
STATEMENT OF CONSOLIDATED OPERATIONS
(Unaudited; in millions except per share data)

			Year Ended
	Fourth Quarter		December 31,
	2004	2003	2004	2003
	(see Note 3)		(see Note 3)
Sales and other operating revenues	$1,994.9	1,171.4	7,089.3	4,142.7

Operating costs and expenses
Cost of products sold (exclusive of items shown separately below)	1,303.3	865.8	4,781.8	3,285.1
Depreciation, depletion and amortization	131.9	110.7	507.1	422.6
Selling and general administrative expense	51.5	45.6	166.2	148.7
Exploration and research expense	18.2	16.0	63.1	50.7
Special items and provisions, net (see Note 1)	61.1	28.4	67.5	38.0

	1,566.0	1,066.5	5,585.7	3,945.1

Operating income	428.9	104.9	1,503.6	197.6
Interest expense	(26.6)	(35.9)	(127.1)	(145.8)
Capitalized interest	0.4	0.2	1.0	0.6
Early debt extinguishment costs	(5.6)	—	(43.2)	—
Miscellaneous income and expense, net	29.1	3.7	54.2	19.0

Income before taxes, minority interests, equity in net earnings of affiliated companies, extraordinary item and cumulative effect of accounting change	426.2	72.9	1,388.5	71.4
Provision for taxes on income (see Note 2)	(33.2)	(14.4)	(142.3)	(48.3)
Minority interests in consolidated subsidiaries	(52.8)	(2.6)	(201.8)	(7.7)
Equity in net earnings of affiliated companies	0.9	1.1	1.9	2.7

Income before extraordinary item and cumulative effect of accounting change	341.1	57.0	1,046.3	18.1
Extraordinary gain on acquisition of partner’s interest in Chino Mines Company, net of taxes of $0 (see Note 1)	—	68.3	—	68.3
Cumulative effect of accounting change, net of taxes of $(1.3) (see Note 3)	—	—	—	8.4

Net income	341.1	125.3	1,046.3	94.8
Preferred stock dividends	(3.4)	(3.4)	(13.5)	(13.5)

Net income applicable to common shares	$337.7	121.9	1,032.8	81.3

Weighted average number of common shares outstanding - basic	95.1	89.4	93.4	88.8

Basic earnings per common share before extraordinary item and cumulative effect of accounting change	$3.55	0.60	11.06	0.06
Extraordinary item	—	0.76	—	0.77
Cumulative effect of accounting change	—	—	—	0.09

Basic earnings per common share	$3.55	1.36	11.06	0.92

Weighted average number of common shares outstanding - diluted*	100.4	95.1	98.9	89.4

Diluted earnings per common share before extraordinary item and cumulative effect of accounting change*	$3.40	0.60	10.58	0.06
Extraordinary item	—	0.72	—	0.76
Cumulative effect of accounting change	—	—	—	0.09

Diluted earnings per common share*	$3.40	1.32	10.58	0.91

BUSINESS DIVISIONS
(Unaudited; in millions)

Sales and other operating revenues - unaffiliated customers
Phelps Dodge Mining Company	$1,554.1	827.9	5,443.4	2,828.6
Phelps Dodge Industries	440.8	343.5	1,645.9	1,314.1

	$1,994.9	1,171.4	7,089.3	4,142.7

Operating income (loss)
Phelps Dodge Mining Company	$516.4	144.1	1,606.7	265.2
Phelps Dodge Industries	(0.7)	18.3	47.5	68.5
Corporate and Other	(86.8)	(57.5)	(150.6)	(136.1)

	$428.9	104.9	1,503.6	197.6

*	For the year ended December 31, 2003, diluted earnings per common share would have been anti-dilutive if based on fully diluted shares adjusted to reflect stock option exercises, unvested restricted stock and the conversion of mandatory convertible preferred shares to common shares.

See Notes to Consolidated Financial Information.

PHELPS DODGE CORPORATION
CONSOLIDATED BALANCE SHEET
(Unaudited; in millions except per share prices)

	December 31,	December 31,
	2004	2003
	(see Note 3)
Assets
Current assets:
Cash and cash equivalents	$1,200.1	683.8
Accounts receivable, net	761.5	461.3
Mill and leach stockpiles	26.2	22.4
Inventories	392.1	379.7
Supplies	192.7	150.7
Prepaid expenses and other current assets	46.0	31.0
Deferred income taxes	43.1	61.1

Current assets	2,661.7	1,790.0
Investments and long-term receivables	120.7	150.3
Property, plant and equipment, net	5,318.9	4,962.2
Long-term mill and leach stockpiles	131.0	89.2
Deferred income taxes	61.8	7.6
Goodwill	103.5	98.4
Intangible assets, net	5.3	5.6
Other assets and deferred charges	191.2	169.6

	$8,594.1	7,272.9

Liabilities
Current liabilities:
Short-term debt	$78.8	50.5
Current portion of long-term debt	45.9	204.6
Accounts payable and accrued expenses	972.1	700.7
Dividends payable	3.4	3.4
Accrued income taxes	67.8	56.1

Current liabilities	1,168.0	1,015.3
Long-term debt	972.2	1,703.9
Deferred income taxes	448.4	410.2
Other liabilities and deferred credits	1,107.3	1,009.5

	3,695.9	4,138.9

Minority interests in consolidated subsidiaries (see Note 3)	555.1	70.2

Shareholders’ equity
Common shares, par value $6.25; 200.0 shares authorized; 95.9 outstanding in 2004 and 91.0 outstanding in 2003	599.5	568.5
Preferred shares, par value $1.00; 6.0 shares authorized; 2.0 outstanding in 2004 and 2003	2.0	2.0
Capital in excess of par value	1,906.4	1,642.5
Retained earnings	2,239.9	1,254.6
Accumulated other comprehensive loss	(384.2)	(393.5)
Other	(20.5)	(10.3)

	4,343.1	3,063.8

	$8,594.1	7,272.9

See Notes to Consolidated Financial Information.

PHELPS DODGE CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited; in millions)

	Year Ended
	December 31,
	2004	2003
	(see Note 3)
Operating activities
Net income	$1,046.3	94.8
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	507.1	422.6
Deferred income tax provision	(17.8)	0.3
Equity earnings, net of dividends received	2.2	(0.2)
Special items and provisions	59.9	31.6
Early debt extinguishment costs	43.2	—
Minority interests in consolidated subsidiaries	201.8	7.7
Extraordinary gain	—	(68.3)
Cumulative effect of accounting change	—	(9.7)
Changes in current assets and liabilities:
Accounts receivable	(276.2)	(76.4)
Proceeds from sale of accounts receivable	—	16.9
Mill and leach stockpiles	1.0	28.3
Inventories	(0.4)	29.5
Supplies	(23.6)	(0.9)
Prepaid expenses	(6.7)	(10.1)
Interest payable	(8.2)	(0.2)
Other accounts payable	212.1	25.7
Accrued income taxes	17.5	37.1
Other accrued expenses	(42.8)	(23.7)
Other operating, net	10.8	(34.5)

Net cash provided by operating activities	1,726.2	470.5

Investing activities
Capital outlays	(303.6)	(151.4)
Capitalized interest	(1.0)	(0.6)
Investment in subsidiaries	(13.7)	49.0
Proceeds from asset dispositions	26.9	17.8
Other investing, net	0.4	(2.5)

Net cash used in investing activities	(291.0)	(87.7)

Financing activities
Proceeds from issuance of debt	150.0	10.3
Payment of debt	(1,257.1)	(157.6)
Common dividends	(47.5)	—
Preferred dividends	(13.5)	(13.5)
Issuance of shares, net	291.0	80.4
Debt issue costs	(7.0)	—
Other financing, net	(63.1)	31.6

Net cash used in financing activities	(947.2)	(48.8)

Increase in cash and cash equivalents	488.0	334.0
Increase at beginning of 2004 from fully consolidating El Abra and Candelaria	28.3	—
Cash and cash equivalents at beginning of period	683.8	349.8

Cash and cash equivalents at end of period	$1,200.1	683.8

See Notes to Consolidated Financial Information.

PHELPS DODGE MINING COMPANY
OPERATING STATISTICS
(Unaudited; dollars in millions)

			Year Ended
	Fourth Quarter		December 31,
	2004	2003	2004	2003
	(see Note 3)		(see Note 3)
Copper production (thousand short tons):
Morenci:
Electrowon	105.4	103.6	420.3	421.2
Bagdad:
Concentrate	21.7	21.1	82.1	82.5
Electrowon	6.5	7.1	28.0	24.5
Sierrita:
Concentrate	18.4	17.6	73.5	66.3
Electrowon	2.6	0.8	4.0	9.3
Miami/Bisbee:
Electrowon	2.7	3.4	9.8	17.8
Chino/Cobre:
Concentrate	15.0	—	29.8	—
Electrowon	14.0	13.5	61.9	39.9
Tyrone:
Electrowon	10.3	12.0	43.1	56.9
Candelaria/Ojos del Salado:
Concentrate	68.3	67.5	230.9	234.5
Cerro Verde:
Electrowon	23.4	22.8	97.6	96.3
El Abra:
Electrowon	58.1	69.5	240.3	249.8
Manufacturing	0.6	1.5	2.3	6.6

Total copper production	347.0	340.4	1,323.6	1,305.6
Less 15% undivided interest at Morenci	(15.8)	(15.7)	(63.0)	(63.3)

Copper production on a consolidated basis	331.2	324.7	1,260.6	1,242.3
Less minority participants’ shares previously accounted for on a pro-rata basis:
Chino (A)	—	(3.9)	—	(13.7)
Candelaria (B)	(12.6)	(13.5)	(44.1)	(46.9)
El Abra (C)	(28.4)	(34.0)	(117.7)	(122.4)

Copper production on a pro-rata basis	290.2	273.3	1,098.8	1,059.3

Copper sales (thousand short tons):
Total copper sales from own mines	345.2	338.0	1,331.9	1,317.4
Less 15% undivided interest at Morenci	(15.8)	(15.7)	(63.0)	(63.3)

Copper sales from own mines on a consolidated basis	329.4	322.3	1,268.9	1,254.1
Less minority participants’ shares previously accounted for on a pro-rata basis	(41.1)	(51.9)	(162.6)	(184.8)

Copper sales from own mines on a pro-rata basis	288.3	270.4	1,106.3	1,069.3

Purchased copper (thousand short tons):
Total purchased copper	97.4	105.2	433.0	374.5
Total copper sales on a consolidated basis	426.8	N/A	1,701.9	N/A

Total copper sales on a pro-rata basis	N/A	375.6	N/A	1,443.8

Molybdenum concentrate production (million pounds)	14.1	14.3	57.5	52.0
Molybdenum sales (million pounds):
Net Phelps Dodge share from own mines	16.5	14.4	63.1	54.2

(A)	Reflects a one-third partnership interest in Chino Mines Company in New Mexico from January 1, 2003, to December 18, 2003 (mining interest acquired by Phelps Dodge Mining Company on December 19, 2003).

(B)	Reflects a 20% partnership interest in Candelaria in Chile.

(C)	Reflects a 49% partnership interest in El Abra in Chile.

PHELPS DODGE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)

1. Special Items and Provisions

In the quarter and year ended December 31, 2004, the company recognized net special, pre-tax charges of $57.7 million and $103.1 million, respectively. After taxes and the impact of minority interests, these charges were $23.1 million and $50.4 million, respectively (refer to Note 2 for a further discussion of income taxes).

The following table summarizes special items for the quarter and year ended December 31, 2004:

(Gains/(losses) in millions except per share amounts)	2004 Fourth Quarter			Year Ended December 31, 2004
	Pre-tax	After-tax	Per	Pre-tax	After-tax	Per
Statement of Consolidated Operations Line Item	Earnings	Earnings	Share	Earnings	Earnings	Share
Special items and provisions, net:
PDMC-
Environmental provisions, net	$(2.7)	(2.0)	(0.02)	(16.8)	(12.7)	(0.13)
Environmental insurance recoveries, net	1.8	1.4	0.01	9.1	7.3	0.07
Hidalgo asset impairment	—	—	—	(1.1)	(0.9)	(0.01)
Historical legal matters	—	—	—	(2.5)	(2.0)	(0.02)

	(0.9)	(0.6)	(0.01)	(11.3)	(8.3)	(0.09)

PDI-
Environmental provisions, net	—	—	—	(0.3)	(0.2)	—
Restructuring programs	(3.8)	(2.8)	(0.03)	(10.5)	(7.6)	(0.08)
El Dorado asset impairment	(5.9)	(4.5)	(0.04)	(5.9)	(4.5)	(0.04)
Hopkinsville asset impairment	—	—	—	(0.6)	(0.5)	(0.01)

	(9.7)	(7.3)	(0.07)	(17.3)	(12.8)	(0.13)

Corporate and Other -
Environmental provisions, net	(37.0)	(28.2)	(0.28)	(41.8)	(31.8)	(0.32)
Historical legal matters	(13.6)	(13.5)	(0.13)	2.7	(0.5)	—
Environmental insurance recoveries, net	0.1	—	—	0.2	0.1	—

	(50.5)	(41.7)	(0.41)	(38.9)	(32.2)	(0.32)

	(61.1)	(49.6)	(0.49)	(67.5)	(53.3)	(0.54)

Interest expense:
Texas franchise tax matter	—	—	—	(0.9)	(0.7)	(0.01)

Early debt extinguishment costs	(5.6)	(4.1)	(0.04)	(43.2)	(34.3)	(0.35)

Miscellaneous income and expense, net:
Cost-basis investment write-downs	(1.1)	(0.8)	(0.01)	(11.1)	(9.9)	(0.10)
Sale of miscellaneous asset	10.1	10.1	0.10	10.1	10.1	0.10
Historical legal matter	—	—	—	9.5	7.2	0.07

	9.0	9.3	0.09	8.5	7.4	0.07

Benefit (provision) for taxes on income:
Reversal of El Abra deferred tax asset valuation allowance	—	—	—	—	30.8	0.31
Reversal of U.S. deferred tax asset valuation allowance	—	30.0	0.30	—	30.0	0.31
Cerro Verde dividend tax	—	(9.6)	(0.10)	—	(9.6)	(0.10)
PD Brazil deferred tax asset valuation allowance	—	—	—	—	(9.0)	(0.09)

	—	20.4	0.20	—	42.2	0.43

Minority interests in consolidated subsidiaries:
Reversal of El Abra deferred tax asset valuation allowance	—	—	—	—	(15.1)	(0.15)
Candelaria early debt extinguishment costs	—	—	—	—	2.5	0.03
El Abra early debt extinguishment costs	—	0.9	0.01	—	0.9	0.01

	—	0.9	0.01	—	(11.7)	(0.11)

Total	$(57.7)	(23.1)	(0.23)	(103.1)	(50.4)	(0.51)

The following table summarizes special items for the quarter and year ended December 31, 2003:

				Year Ended
(Gains/(losses) in millions except per share amounts)	2003 Fourth Quarter			December 31, 2003
	Pre-tax	After-tax	Per	Pre-tax	After-tax	Per
Statement of Consolidated Operations Line Item	Earnings	Earnings	Share	Earnings	Earnings	Share
Special items and provisions, net:
PDMC-
Environmental provisions, net	$—	—	—	(5.5)	(5.2)	(0.06)

PDI-
Environmental provisions, net	0.5	0.5	0.01	0.9	0.9	0.01
Goodwill impairment charge	(0.9)	(0.9)	(0.01)	(0.9)	(0.9)	(0.01)
Asset impairment charges	(1.7)	(1.7)	(0.02)	(1.7)	(1.7)	(0.02)
Reassessment of prior restructuring programs	0.2	0.2	—	0.2	0.2	—
Termination of a foreign postretirement benefit plan	—	—	—	3.2	2.4	0.03

	(1.9)	(1.9)	(0.02)	1.7	0.9	0.01

Corporate and Other -
Environmental provisions, net	(16.7)	(15.9)	(0.17)	(23.8)	(22.7)	(0.25)
Texas franchise tax matter	(8.0)	(8.0)	(0.09)	(8.0)	(8.0)	(0.09)
Historical Cyprus Amax legal matter	(1.8)	(1.8)	(0.02)	(2.9)	(2.9)	(0.03)
Environmental insurance recoveries, net	—	—	—	0.5	0.5	0.01

	(26.5)	(25.7)	(0.28)	(34.2)	(33.1)	(0.36)

	(28.4)	(27.6)	(0.30)	(38.0)	(37.4)	(0.41)

Miscellaneous income and expense, net:
Gain on sale of cost investment	—	—	—	6.4	6.4	0.07

Benefit for taxes on income:
Tax benefit for additional 2001 net operating loss carryback	—	1.0	0.01	—	1.0	0.01

Gain on acquisition of partner’s one-third interest in Chino Mines Company	68.3	68.3	0.72	68.3	68.3	0.76

Cumulative effect of accounting change (see Note 3)	—	—	—	9.7	8.4	0.09

Total	$39.9	41.7	0.43	46.4	46.7	0.52

2. Provision for Taxes on Income

The company’s income tax provision for the 2004 fourth quarter principally resulted from:

•	taxes on earnings at international operations ($43.1 million), including benefits from the release of valuation allowances ($19.4 million); and

•	taxes on earnings at U.S. operations ($20.1 million), including benefits from the release of valuation allowances ($16.6 million); partially offset by

•	reversal of the valuation allowance associated with deferred tax assets that are more likely than not to be realized after 2004 for our U.S. operations ($30.0 million).

The company’s income tax provision for the year ended December 31, 2004, principally resulted from:

•	taxes on earnings at international operations ($135.0 million), including benefits from the release of valuation allowances ($80.0 million);

•	taxes on earnings at U.S. operations ($59.1 million), including benefits from the release of valuation allowances ($108.4 million); and

•	recognition of a valuation allowance for deferred tax assets at our wire and cable Brazilian operation ($9.0 million) resulting from the continued economic weakness in the Brazilian wire and cable markets; partially offset by

•	reversal of the valuation allowance associated with deferred tax assets that are more likely than not to be realized after 2004 at our 51 percent-owned El Abra copper mine ($30.8 million); and

•	reversal of the valuation allowance associated with deferred tax assets that are more likely than not to be realized after 2004 for our U.S. operations ($30.0 million).

3.	Adoption of New Accounting Standards

In January 2003, the Financial Accounting Standards Board (FASB) issued Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” (FIN 46). In December 2003, FASB issued a revised interpretation of FIN 46 (FIN 46-R), which supersedes FIN 46 and clarifies and expands current accounting guidance for variable interest entities (VIEs). FIN 46 clarifies when a company should consolidate in its financial statements the assets, liabilities and activities of a VIE. FIN 46 provides general guidance as to the definition of a VIE and requires it to be consolidated if a party with an ownership, contractual or other financial interest, absorbs the majority of the VIE’s expected losses, or is entitled to receive a majority of the residual returns, or both. FIN 46 and FIN 46-R were effective immediately for all VIEs created after January 31, 2003, and for VIEs created prior to February 1, 2003, no later than the end of the first reporting period after March 15, 2004. We performed a review of entities created after January 31, 2003, and determined the adoption of FIN 46 and FIN 46-R did not have a material impact on the company’s financial reporting and disclosures. For entities created prior to February 1, 2003, we determined that our El Abra and Candelaria copper mining operations in Chile met the VIE criteria, and that we are the primary beneficiary of these entities. Historically, Phelps Dodge has accounted for its partnership interests in the 51-percent owned El Abra and the 80-percent owned Candelaria copper mines using the proportional consolidation method of accounting. In accordance with FIN 46-R, we fully consolidated the results of operations for El Abra and Candelaria with the interests held by our minority shareholders reported as minority interests in consolidated subsidiaries in our Consolidated Balance Sheet and Statement of Consolidated Operations beginning January 1, 2004. The impact of fully consolidating El Abra and Candelaria on our Consolidated Balance Sheet at December 31, 2004, was an increase in total assets of $604.6 million, total liabilities of $136.7 million and minority interests in consolidated subsidiaries of $467.9 million. There was no impact on consolidated shareholders’ equity. The impact on our Statement of Consolidated Operations for the quarter ended December 31, 2004, comprised increases (decreases) in sales and other operating revenues of $73.9 million, operating expenses of $19.0 million, operating income of $54.9 million, net interest expense of $1.1 million, net miscellaneous income and expense of $(0.5) million, pre-tax early debt extinguishment costs of $1.3 million, provision for taxes on income of $4.8 million and minority interests in consolidated subsidiaries of $47.2 million. The impact on our Statement of Consolidated Operations for the year ended December 31, 2004, comprised increases (decreases) in sales and other operating revenues of $273.2 million, operating expenses of $80.9 million, operating income of $192.3 million, net interest expense of $7.0 million, net miscellaneous income and expense of $(1.9) million, pre-tax early debt extinguishment costs of $4.4 million, provision for taxes on income of $(1.9) million and minority interests in consolidated subsidiaries of $180.9 million. There was no impact on consolidated net income for the quarter or year ended December 31, 2004.

The following table for selected balance sheet, statement of operations and cash flow items for the quarter and year ended December 31, 2004, is intended to provide information regarding pro-rata shares attributable to our minority partners at El Abra (49%) and Candelaria (20%) that may facilitate comparisons to periods in which we consolidated these entities on a pro-rata basis:

(Unaudited; in millions)

Selected Consolidated Balance Sheet Items:	December 31, 2004
Cash
U.S.:
PD share	$678.4
International:
PD share	492.0
Pro-rata share attributable to El Abra and Candelaria minority interests	29.7

Total consolidated cash	$1,200.1

Debt
PD share	$1,032.3
Pro-rata share attributable to El Abra minority interests	64.6

Total consolidated debt	$1,096.9

		Year Ended
	Fourth Quarter	December 31,
Selected Statement of Consolidated Operations Items:	2004	2004
Depreciation
PD share	$114.8	437.9
Pro-rata share attributable to El Abra and Candelaria minority interests	17.1	69.2

Total consolidated depreciation	$131.9	507.1

Operating Income before special Items
PD share	$435.1	1,378.8
Pro-rata share attributable to El Abra and Candelaria minority interests	54.9	192.3

Total consolidated operating income before special items	$490.0	1,571.1

Operating income
PD share	$374.0	1,311.3
Pro-rata share attributable to El Abra and Candelaria minority interests	54.9	192.3

Total consolidated operating income	$428.9	1,503.6

Interest expense
PD share	$25.5	120.1
Pro-rata share attributable to El Abra and Candelaria minority interests	1.1	7.0

Total consolidated interest expense	$26.6	127.1

Selected Consolidated Statement of Cash Flow Items:
Cash flow from operating activities
PD share	$560.2	1,494.8
Pro-rata share attributable to El Abra and Candelaria minority interests	53.9	231.4

Total consolidated cash flow from operating activities	$614.1	1,726.2

Capital outlays
PD share	$139.3	294.2
Pro-rata share attributable to El Abra and Candelaria minority interests	4.3	9.4

Total consolidated capital outlays	$143.6	303.6

Effective January 1, 2003, the company adopted Statement of Financial Accounting Standards (SFAS) No. 143, “Accounting for Asset Retirement Obligations.” With the adoption of this Statement, asset retirement obligations (AROs) are recognized as liabilities when incurred, with the initial measurement at fair value. These liabilities are accreted to full value over time through charges to income. In addition, asset retirement costs are capitalized as part of the related asset’s carrying value and are depreciated over the asset’s respective useful life. Upon adoption of this Statement, we recorded an increase to our closure and reclamation reserve of approximately $2.5 million, net, an increase to our mining properties’ assets of approximately $12.2 million and a cumulative-effect gain of $8.4 million (or 9 cents per share), net of deferred income taxes for the year ended December 31, 2003.

The following table summarizes our AROs for the quarter and year ended December 31, 2004:

	Fourth Quarter	Year Ended
(Unaudited; in millions)	2004	December 31, 2004
Balance, beginning of period	$238.6	225.3
Additional liabilities from fully consolidating El Abra and Candelaria	—	5.6
New liabilities during the period	0.4	1.8
Accretion expense	5.0	19.6
Payments	(11.4)	(28.9)
Revisions in estimated cash flows	42.4	51.6
Foreign currency translation adjustments	0.2	0.2

Balance, end of period	$275.2	275.2

The following table summarizes our AROs for the quarter and year ended December 31, 2003:

	Fourth Quarter	Year Ended
(Unaudited; in millions)	2003	December 31, 2003
Balance, beginning of period	$180.9	138.6
Liability recorded upon adoption of SFAS No. 143	—	10.4
New liabilities during the period	16.2	16.8
Accretion expense	3.9	14.7
Payments	(0.6)	(1.8)
Revisions in estimated cash flows	24.8	46.4
Foreign currency translation adjustments	0.1	0.2

Balance, end of period	$225.3	225.3

During the fourth quarter 2004, we revised our cash estimates for the Tyrone and Chino mines ($41.2 million, discounted) resulting from ongoing negotiations with the New Mexico Environment Department (NMED) and the Mining and Minerals Division (MMD) related to tailing and stockpile studies, coupled with adjusting the timing of closure activities at Tyrone and Chino.

4.	Provisionally Priced Copper Sales Outstanding and Collars Purchased for Certain 2005 Expected Production

Certain of Phelps Dodge Mining Company’s (PDMC) sales agreements provide for provisional pricing based on either the New York Commodity Exchange (COMEX) or London Metal Exchange (LME) (as specified in the contract) when shipped. Final settlement is based on the average applicable price for a specified future period (quotational period or QP), generally from one to three months after arrival at the customer’s facility. PDMC records revenues upon passage of title using the forward rate in place for the QP. For accounting purposes, these revenues are adjusted to fair value through earnings each period until the date of final copper pricing. Provisionally priced copper sales pounds outstanding at December 31, 2004, increased compared with December 31, 2003, reflecting a change in the pricing election of certain of Candelaria’s customers effective January 1, 2004. The change primarily reflected movement away from pricing in the month of shipment to pricing three months after month of arrival.

Following are the provisionally priced copper sales outstanding at December 31, 2004, September 30, 2004, June 30, 2004, March 31, 2004, and December 31, 2003:

Provisionally Priced Copper Sales Outstanding at December 31, 2004:

117.0	million pounds priced at	$1.4720 per lb. with a final January 2005 QP
46.4	million pounds priced at	$1.4546 per lb. with a final February 2005 QP
45.6	million pounds priced at	$1.4388 per lb. with a final March 2005 QP
59.5	million pounds priced at	$1.4197 per lb. with a final April 2005 QP

268.5	million pounds priced at	$1.4518 per lb. with a final January to April 2005 QP

74 percent of the provisionally priced pounds outstanding at December 31, 2004, were at Candelaria.

Provisionally Priced Copper Sales Outstanding at September 30, 2004:

84.3	million pounds priced at	$1.3959 per lb. with a final October 2004 QP
38.5	million pounds priced at	$1.3846 per lb. with a final November 2004 QP
43.5	million pounds priced at	$1.3733 per lb. with a final December 2004 QP
51.4	million pounds priced at	$1.3492 per lb. with a final January 2005 QP
6.2	million pounds priced at	$1.3256 per lb. with a final February 2005 QP

223.9	million pounds priced at	$1.3769 per lb. with a final October 2004 to February 2005 QP

81 percent of the provisionally priced pounds outstanding at September 30, 2004, were at Candelaria.

Provisionally Priced Copper Sales Outstanding at June 30, 2004:

86.6	million pounds priced at	$1.2265 per lb. with a final July 2004 QP
36.3	million pounds priced at	$1.2224 per lb. with a final August 2004 QP
48.8	million pounds priced at	$1.2102 per lb. with a final September 2004 QP
36.9	million pounds priced at	$1.1966 per lb. with a final October 2004 QP

208.6	million pounds priced at	$1.2167 per lb. with a final July to October 2004 QP

76 percent of the provisionally priced pounds outstanding at June 30, 2004, were at Candelaria.

Provisionally Priced Copper Sales Outstanding at March 31, 2004:

124.3	million pounds priced at	$1.3724 per lb. with a final April to July 2004 QP

61 percent of the provisionally priced pounds outstanding at March 31, 2004, were at Candelaria.

Provisionally Priced Copper Sales Outstanding at December 31, 2003:

43.3	million pounds priced at	$1.0463 per lb. with a final January to April 2004 QP

41 percent of the provisionally priced pounds outstanding at December 31, 2003, were at Candelaria.

In the 2004 fourth quarter, we entered into copper swap contracts to hedge provisionally priced sales exposure in a manner that allows us to receive the average LME price for the month of shipment, while our Candelaria customers receive the QP price they requested (i.e., one to three months after arrival at the customers facility). These hedge contracts are in accordance with our Copper Quotational Period Swap Program discussed in the company’s Form 10-K for the year ended December 31, 2003. As of January 14, 2005, we had entered into copper swap contracts for approximately 66 percent of Candelaria’s provisionally priced copper sales outstanding at December 31, 2004, at an average of $1.37 per pound. This program is expected to substantially alleviate the volatility that provisionally priced copper sales could have on our revenues.

During the second half of 2004, Phelps Dodge entered into separate programs to purchase zero-cost collars on approximately 94 percent of El Abra’s expected 2005 total production and 9 percent of PDMC’s expected remaining 2005 consolidated production. The collars at El Abra have an LME put strike price (floor) of $1.00 per pound (settled against a monthly average LME price) and an LME call strike price (ceiling) of $1.376 per pound (settled against an annual average LME price). The collars on PDMC’s expected remaining consolidated production have an LME put strike price (floor) of 94.3 cents per pound (settled against a monthly average LME price) and an LME call strike price (ceiling) of $1.40 per pound (settled against an annual average LME price). El Abra entered into its program in order to ensure a copper price sufficient to provide the necessary cash to repay its short-term borrowings arising from the 2004 fourth quarter prepayment of its senior debt obligations, repay sponsor support and to ensure financial flexibility. The other program covers a small portion of PDMC’s remaining production ensuring a minimum copper price for the re-started Chino facility to operate comfortably throughout 2005. These transactions do not qualify for cash flow hedges for SFAS No. 133 hedge accounting treatment and will be adjusted to the fair market value each reporting period in 2005 with the offset recorded in earnings. Therefore, there was an immaterial impact of these programs on our 2004 results.